EXHIBIT 99.1

                              FOR IMMEDIATE RELEASE

                   WHAT A WORLD!, INC. ANNOUNCES AGREEMENT TO
                   COMBINE WITH CANADIAN TELEMARKETING COMPANY

         Tampa, Florida, December 21, 1998 -- What A World!, Inc. [NASD Bulletin
Board: WHAT (Common Stock), WHATW (Warrants)] today announced that it has entered into an agreement to combine with Tele Hub Link Corporation ("TeleHub"), a privately-held company based in Montreal, Canada that is engaged in the business of providing telemarketing services. Pursuant to an agreement between What A World!, TeleHub and the shareholders of TeleHub, What A World! will acquire from TeleHub's shareholders all of the outstanding capital stock of TeleHub and, as a result, TeleHub will become a wholly-owned subsidiary of What A World! In consideration for the TeleHub shares, What A World! will issue shares of What A World!'s common stock to the TeleHub shareholders, who will hold approximately 86% of the outstanding post-transaction shares of What A World! common stock.

        The transaction is subject to customary closing conditions, including receipt of shareholder approval of the transaction from What A World!'s shareholders at a special meeting to be held for such purpose.

        Until May 1997, What A World! operated as a mall-based specialty retailer of products which targeted customers having an active interest in nature, the environment, education, wildlife, the outdoors and science. In May 1997, the Company sold substantially all of its operating assets and terminated its retail operations. Since the consummation of such sale, the Company has been seeking an acquisition candidate for a new business for the Company.

        "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements which are not historical facts contained herein are forward-looking statements that relate to plans for future activities. Such forward-looking information involves important risks and uncertainties that could significantly affect results in the future, including, but not limited to, those relating to What A World!'s growth strategy, the integration of the proposed acquisition, and other risks detailed in What A World!'s filings with the Securities and Exchange Commission.

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CONTACT:
What A World!, Inc.
Brian Lappin, CFO
(727) 577-9366